Exhibit 99.1

NEWS RELEASE Contact: Mendy Marsh, CFO Phone Number: (210) 308-8267 http://www.globalscape.com/company/contact.aspx

GlobalSCAPE Reports Third Quarter 2008 Financial Results

SAN ANTONIO, TEXAS, November 13, 2008– GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file-centric solutions for the Internet, today reported revenues of $3.7 million and net income of $227,000 for the third quarter 2008. The respective revenue and net income for the third quarter 2007 were $3.9 million and $703,000. Earnings per diluted share for the third quarter ended September 30, 2008 and 2007 were $.01 and $.04, respectively.

The decrease in third quarter net income, compared to the same period in 2007, is the result of increased research and development (R&D) as well as the amortization of intangibles related to the 2006 acquisition of Availl. The increase in R&D expenses is due largely to the Company’s development of new products and delivery of additional product upgrades in 2008. Contacted for comment, James R. Morris, GlobalSCAPE President and CEO stated, “As previously discussed in our second quarter press release and earnings call, GlobalSCAPE has made a strategic decision to make investments in our current and future solutions to maintain our global leadership position in the consumer and enterprise markets. We are very pleased to have sustained these strategic investments in today’s economic environment. We continue to be cash flow positive, have no long term debt, and maintain a healthy cash balance. We plan to continue our strategic investments for growth and deeper penetration in existing and adjacent market spaces while conserving our cash position.”

Quarterly Highlights

In July, GlobalSCAPE announced that it had been positioned in the Leader’s Quadrant of the Gartner Magic Quadrant for the Managed File Transfer (MFT) market. The Magic Quadrant and associated Gartner report, help companies evaluate MFT vendors based on their ability to execute, and completeness of vision. GlobalSCAPE also launched CuteSendIt™, a GlobalSCAPE-hosted Software as a Service (SaaS) solution that allows customers to easily send large files without using email attachments. CuteSendIt is available at www.cutesendit.com. Also in July, GlobalSCAPE released version 5.2 of the EFT Server, adding a module to support the Applicability Statement 2 (AS2) protocol. The AS2 module for EFT Server allows organizations to securely and reliably exchange Electronic Data Interchange messages with their trading partners.

In August, GlobalSCAPE delivered the initial release of CuteFTP Lite®, adding an entry-level file transfer protocol (FTP) product to the GlobalSCAPE portfolio. CuteFTP Lite, developed from GlobalSCAPE’s CuteFTP® software code base, has a very simple user interface for customers who may not need the more advanced features of CuteFTP Home® and CuteFTP Pro®.

In September, GlobalSCAPE made all versions of CuteFTP available in five additional languages (Spanish, German, French, Portuguese and Turkish). GlobalSCAPE also released version 3.5.2 of the Wide Area File Services (WAFS) product, adding support for 64-bit systems.

During September, GlobalSCAPE also announced the selection of Mr. Morris as President and CEO, and the promotion of Mendy Marsh to Chief Financial Officer. The appointment of Mr. Morris filled the CEO position which had been vacant since the company announced the retirement of Charles R. Poole in March 2008.

Conference Call

GlobalSCAPE will host a conference call on November 13, 2008 at 3:30 pm Central Time to discuss third quarter 2008 results. To participate, call the conference call line at 1-800-380-1061 and use Conference ID# 68599949. A link to the simultaneous webcast will be accessible from the “Investor Relations” section of the Company’s website at www.globalscape.com. Following the webcast, an archived version will be available on the website for 30 days.

About GlobalSCAPE

GlobalSCAPE®, Inc. (AMEX: GSB), headquartered in San Antonio, TX, provides managed file transfer (MFT) products to securely exchange critical information over public networks. Since the release of CuteFTP in 1996, GlobalSCAPE’s products have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com.

About the Magic Quadrant

The Magic Quadrant is copyrighted 2008 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product, or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, as amended by Form 10-K/A Number 1 filed with the Securities and Exchange Commission on August 28, 2008.